As filed with the Securities and Exchange Commission on June 29, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
Under
THE SECURITIES ACT OF 1933

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Nevada	13-3250816
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

China Industrial Waste Management Inc.
c/o
Dalian Dong Tai Industrial Waste Treatment Co., Ltd
No. 1 Huaihe West Road
E-T-D-Zone, Dalian, China 116600

(Address of Principal Executive Offices, including zip code)

STOCK ISSUANCE PURSUANT TO
CONSULTING SERVICES
(Full title of the plan)

Issuer’s telephone number, including area code 011-86-411-87622850

John C. Leo
c/o American Union Securities
100 Wall Street, 15th Floor
New York, New York 10005
(212) 232-0120
(Name, address and telephone number of agent for service)

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

DARREN L. OFSINK, ESQ.
Guzov Ofsink, LLC
600 Madison Avenue, 22nd Floor
New York, New York 10022
(212) 371-8008

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

$.001 par value per share Common Stock	80,000	$0.11	$8,800	$0.95

(1)
Calculated in accordance with Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the last transacted price reported on June 8, 2006 as reported on the on the OTC Bulletin Board.

EXPLANATORY NOTE

China Industrial Waste Management, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register (i) 80,000 shares of its Common Stock, par value $.001 per share, authorized for issuance in the aggregate to Ms. Mui Chiu Yeung (“Yeung”) and Mr. Chi Chuen Cheung (“Cheung”) pursuant to a Consulting Agreement, dated June 8, 2006, by and between Yeung, Cheung and the Company (the “Plan”). The Plan provides for the issuance of up to an aggregate of 80,000 shares of the Company’s Common Stock to Yeung and Cheung as compensation for certain services provided to the Company by them.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information concerning the Plan required by Item 1 of Form S-8 of this Registration Statement, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to Yeung and Cheung as specified in Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The Company will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission (the "Commission") or its staff a copy or copies of all documents included in such file. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Plan provides for the issuance of up to 50,000 shares of Common Stock of the Company to Yeung and 30,000 shares of Common Stock to Cheung as compensation for performing consulting and advisory services to the Company pertaining to creating a business plan with long-term and short-term objectives, assisting management with the implementation of business goals and objectives, analyzing the Company’s business and revenue models, providing general research information regarding growth in the waste management and recycling field, identifying potential acquisition targets, assisting with due diligence information related to current and future projects, advising management with regards to governmental contracts and projects, assisting with the preparation of permits and government approvals, and assisting management with business related issues that may arise from time to time during the term of the Plan. The Plan has a term of five years. The parties to the Plan have the right to terminate the Plan for cause. Cause for termination exists if a party commits a material breach of this Agreement which remains uncured after thirty days’ written notice thereof and shall be effective at the close of business on the last day of the cure period. The Plan may be amended by the written agreement of the parties. The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974.

Item 2.	Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), are available without charge by contacting:

John C. Leo
c/o American Union Securities
100 Wall Street, 15th Floor
New York, New York 10005
(212) 232-0120

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)	The Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2005.

(b)	The Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2006 as filed with the Commission on May 22, 2006;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above;

(d)	The description of securities included in Form 8-A declared effective by the Commission on April 30, 1987.

In addition, all documents subsequently filed by China Industrial Waste Management, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

General. The Company is authorized to issue 95,000,000 shares of Common Stock, $0.001 par value per share.

    The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of records on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company’s earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for the use of the Company’s business operations.

Preferred Stock. The rights of the preferred stock is set by the Board of Directors when such stock is issued.

Item 5.	Interests of Named Experts and Counsel.

                          Not Applicable.

Item 6.	Indemnification of Directors and Officers

 The Company’s Articles of Incorporation eliminate the personal liability of directors of the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company’s Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

    The provisions affecting personal liability do not abrogate a director’s fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director’s duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

    The provisions regarding the indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director’s status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud or dishonesty, for “short-swing” profits violations under the federal securities laws, for the property or services to which the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

    The provisions also limit or indemnify against liability arising from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

Item 7.	Exemption from Registration Claimed

             Not Applicable.

Item 8.	Exhibits.

4.1	Consulting Agreement between Mui Chiu Yeung, Chi Chuen Cheung and China Industrial Waste Management Inc.

5.1	Opinion of Guzov Ofsink, LLC regarding legality of securities being registered

23.1	Consent of E. Randall Gruber, CPA, PC, Independent Auditors

23.2	Consent of Guzov Ofsink, LLC (included in Exhibit 5.1)

Item 9.	Undertakings

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalian, the People’s Republic of China, on this 28th day of June, 2006.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC

By:	/s/ Jingqing Dong
Jingqing Dong
Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Jinqing Dong	/s/ Jinqing Dong
Jinqing Dong Chief Executive Officer and Director	Jinqing Dong Chief Financial Officer
June 28, 2006	June 28, 2006

/s/ John Leo
John Leo Director
June 28, 2006